As of January 7, 2013

Ascend Acquisition Corp.

360 Ritch Street, Floor 3

San Francisco, California 94107

Attn: Craig dos Santos

Dear Craig,

This letter agreement (“Agreement”) will outline the terms of our relationship, whereby United Talent Agency (“UTA”) will serve as a non- exclusive third-party agent for the purpose of securing business deals for Ascend Acquisition Corp. (“Client”). For the purpose of the Agreement, UTA and Client may each be referred to individually as a “Party”, and collectively as the “Parties.”

The focus of UTA’s representation will be to help Client structure partnerships with media companies, brands and/or personalities, in order for Ascend to create licensed games for mobile and social platforms. Potential targets for such partnerships may include, without limitation, networks, studios, publishers, and celebrities introduced by UTA to Client that have not been previously introduced to Client (any such targets are each referred to as a “Target” and any agreements with such Targets are each referred to as a “Partnership”).

Terms of Representation

1.	Retainer: UTA shall receive a $15,000.00 monthly retainer for each month of the Term (defined below), such retainer to be sent via wire transfer (see below) and received by UTA by the 5th day of each month. This retainer shall serve as an advance payment, recoupable against any Commissions, as defined below.

2.	Term: The term of this Agreement will be six (6) months, commencing on the date set forth above (the “Term”); provided UTA will still be entitled to receive its Commissions (defined below) pursuant to any UTA Procured Agreements (defined below). No breach of this Agreement will be deemed material unless the breaching Party fails to remedy such breach within ten (10) business days of receiving written notice from the non-breaching Party. Upon termination and/or expiration of this Agreement, UTA will be entitled to a six 6 month tail (the “Tail”) as set forth below.

3.	Commissions: In consideration for UTA’s services hereunder, UTA will receive ten percent (10%) of any and all “Net Profits” (defined below) resulting from or in connection with any Partnership(s) with any Target(s) that UTA procures and/or negotiates during the Term and is entered into no later than the expiration of the Tail (the “Commission”), less any Retainer payments made pursuant to Section 1 above. All such Partnerships with Targets are collectively referred to herein as “UTA Procured Agreements.”

4.	Net Profits: Net profits shall be defined as the “profit and loss” statement on the actual product. For the avoidance of doubt, this shall include product gross revenues minus the following: Apple or equivalent 30% I-store fee, partner revenue share allocation, actual, out of pocket third party marketing costs, development costs and reasonable pro rata corporate overhead allocation.

5.	Collections: Client will, within thirty (30) days of receiving any Net Profits, make Commission and other payments required herein to UTA via wire transfer pursuant to the instructions set forth below. For clarity, Client shall not be held in breach of this Agreement if Client fails to pay any Commissions which have been earned by Client but not actually paid to Client due to a material breach by a third party of an agreement with Client, i.e., a third party fails to make contractually owed payments to Client.

6.	Renewals, Modifications, Extensions: UTA will be entitled to its Commission on any extensions, renewals and/or modifications to any UTA Procured Agreements, provided the material terms of UTA Procured Agreement are negotiated during the Term and the extension, renewal and/or modification thereof is made no later than the expiration of the Tail. Additionally, in the event (a) this Agreement is terminated or expires and (b) a UTA Procured Agreement is subsequently extended, renewed, or modified after the Term or Tail, UTA will be entitled to its Commission on the first post Term/Tail extension, renewal, or modification of such UTA Procured Agreement, but not on subsequent extensions, renewals or modifications thereof.

7.	Equity: Within thirty (30) days of the parties’ execution of this Agreement, UTA will receive warrants to purchase one hundred fifty thousand (150,000) shares of Client’s stock in Client’s customary form (to include all customary and standard terms) exercisable at the current price of $0.75 per share vesting quarterly over two (2) years.

8.	Travel: In the event that any UTA executives are requested by Client to attend out-of-town (i.e. outside of the Greater Los Angeles area) meetings on behalf of Client, Client will pay reasonable, pre-approved travel-related expenses for such individual(s) within thirty (30) days of receiving invoices therefor.

9.	Audit Rights: Client shall maintain accurate records relating to Client’s payment obligations to UTA under this Agreement (“Business Records”), and UTA shall have the right, at its sole expense and under reasonable conditions of time and place, to conduct an audit of the Business Records to confirm the proper payment of Commissions hereunder. Any such audit shall be conducted by a reputable accounting firm or other authorized representative of UTA, and the party conducting the audit shall agree to keep Client’s books and records and financial information in confidence, except for the results of such audit which may be reported to UTA. UTA may exercise the foregoing audit right no more than once per year. In the event any such audit discloses any underpayment of Commissions by Client hereunder, Client shall pay to UTA all amounts shown to be due by such audit, plus interest thereon, except to the extent disputed in good faith by Client. In the event any audit shows an underpayment to UTA in excess of 5%, Client shall be responsible for UTA’s reasonable costs in connection with such audit.

10.	Wire Instructions

ACCOUNT NAME: ACCOUNT NUMBER: BANK NAME ABA# FOR CREDIT TO:	UNITED TALENT AGENCY, INC. CLIENT TRUST ACCOUNT 101-655075 CITY NATIONAL BANK 400 ROXBURY DRIVE 401 BEVERLY HILLS CA 90210 122016066 ANDOVER GAMES, ATTN: BRENT WEINSTEIN

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11.	Correspondence:	Brent Weinstein United Talent Agency 9560 Wilshire Blvd. Beverly Hills, CA 90212 Ascend Acquisition Corp. 360 Ritch Street, Floor 3 San Francisco, California 94107

12.	Non-Waiver: It is understood and agreed that no failure or delay of any Party in exercising any right, power or privilege hereunder will operate as a waiver hereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.	Arbitration: Any controversy, claim or dispute between the parties to this agreement will be resolved exclusively by binding confidential arbitration in Los Angeles, California pursuant to the rules of JAMS currently in effect at the time the request for arbitration is made, and before a single neutral arbitrator who will be a retired California federal or state court judge. The arbitrator will decide the dispute in accordance with California law and rules of evidence (without reference to conflict of law principles). Each party will have the right of limited discovery in accordance with California Code of Civil Procedure §1283.05, and any judgment upon any award rendered by the arbitrator may be entered in and enforced by any court of competent jurisdiction.

14.	Severability: In the event that any one or more of the provisions contained in this Agreement will for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had either not been included or had been limited to the extent of the invalidity, illegality or unenforceability, so that this Agreement will be carried out as closely as possible according to its original terms.

15.	Representation and Warranty: Each Party represents and warrants that (i) such Party is an entity duly organized and validly existing under the laws of its state of organization, (ii) such Party has the power and authority to enter into this Agreement and to perform fully its obligations under this Agreement; (iii) such Party is under no contractual or other legal obligation which might interfere in any way with its prompt and complete performance under this Agreement; (iv) such Party has not done and will not do anything in connection with this Agreement which will violate, infringe, or otherwise conflict with any law or any rights of any third party; and (v) the person executing this Agreement on behalf of such Party has been duly authorized to do so and such execution is binding upon such Party.

16.	Indemnification: Each Party agrees to indemnify and hold harmless the other Party, and its current and future officers, directors, employees, representatives, subsidiaries, affiliates, licensees and assigns, from and against any and all third party claims, lawsuits, costs, losses, liabilities, judgments, damages, and expenses (including, without limitation, reasonable outside legal fees and costs) arising out of or in connection with their breach of this Agreement and any representations, obligations, warranties and covenants contained therein except with respect to bad faith, gross negligence or willful misconduct. This paragraph will survive the termination and/or expiration of this Agreement.

17.	Independent Contractor: UTA hereby acknowledges that it will be performing services hereunder as an independent contractor and not as an employee or agent of Client or any affiliate thereof. Further, UTA shall have no authority to bind the Client or any affiliate thereof in any manner, except as may be expressly agreed to by the Client in writing from time to time.

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18.	Confidentiality: UTA and Client shall each take reasonable steps to protect “Confidential Information” (defined below) and use Confidential Information solely in connection with their rights and obligations under this Agreement, and shall not at any time during or after the Term (a) otherwise exploit any Confidential Information, or (b) disclose any Confidential Information, other than (i) to persons who require access to carry out the purpose of this Agreement or need such information for the Parties’ internal administrative business purposes, and are under a duty to keep such information confidential, or (ii) as otherwise required by law, regulation or stock exchange rule. The Parties agree that monetary damages shall not be sufficient to compensate them for the unauthorized use or disclosure of Confidential Information and that the other Party shall be entitled to seek injunctive relief to prevent any actual or threatened breach of this paragraph. For purposes herein, “Confidential Information” means any information, in any format, that relates to Client, UTA, their affiliated and related entities, and their businesses, provide such information is not (A) in the public domain or generally known to the public, (B) already known to the Party prior to it being disclosed by the other Party, (C) rightfully furnished to a Party by a third party without restriction on disclosure, and/or (D) independently developed by a Party without reference to the Confidential Information. Any confidentiality obligations set forth herein shall automatically expire three (3) years after the expiration or termination of this Agreement.

19.	Entire Understanding: This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, express and implied, oral and written. Any failure to enforce any provision of this Agreement will not constitute a waiver thereof or of any other provision hereof. This Agreement may not be amended, nor any obligation waived, except by a writing signed by a duly authorized representative of both Parties. Neither Party will assign this Agreement, nor assign or delegate any rights or obligations hereunder, in whole or in part, without the prior written permission of a duly authorized representative of the other Party; provided, however, that either Party can assign or delegate its rights or obligations without consent of the other Party to its affiliates or successors. This Agreement is neither intended to nor will it be construed as creating a joint venture, partnership or other form of business association between the Parties, or any obligation of the Parties to enter into any agreement relating to the subject matter herein. This Agreement may not be modified or amended other than by an agreement in writing, signed by the Parties.

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SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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20.	Counterparts and Facsimile: This Agreement may be executed in counterparts, each of which will be an original and all of which together constitute one and the same instrument. Execution and delivery of a facsimile transmission of this Agreement will constitute, for purposes of this Agreement, delivery of an executed original and will be binding on the Parties.

If the foregoing is acceptable, please sign two (2) copies where indicated below and return to my attention. UTA will arrange for counter-signature, and send Client one (1) original plus a copy of the fully executed agreement.

ASCEND ACQUISITION CORP.	UNITED TALENT AGENCY, INC.

/s/ Craig dos Santos	/s/ Michael Sinclair
Signature	Signature

Craig dos Santos	Michael Sinclair
Printed Name	Printed Name

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